SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.            )

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MICROSEMI CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICROSEMI CORPORATION

NOTICE OF ANNUAL MEETING ON FEBRUARY 18, 2003
AND PROXY STATEMENT

MICROSEMI CORPORATION
2381 Morse Avenue
Irvine, California 92614

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on February 18, 2003

TO THE STOCKHOLDERS OF MICROSEMI CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MICROSEMI CORPORATION (the “Company”) will be held at 2830 S. Fairview St., Santa Ana, CA 92704, on Tuesday, February 18, 2003 at 10:00 a.m., Pacific Standard Time, for the following purposes:

1.	To elect eight (8) directors, each to serve for the term of one (1) year or until his successor shall have been duly elected and qualified (Proposal 1); and

2.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on January 10, 2003 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

By Order of the Board of Directors,
David R. Sonksen
Secretary

Irvine, California
January 17, 2003

IT IS IMPORTANT THAT ALL OF OUR STOCKHOLDERS BE REPRESENTED AT OUR ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THERE OF. STOCKHOLDERS, WHETHER YOU EXPECT TO ATTEND THE MEETING IN PERSON OR NOT, ARE REQUESTED TO PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY TO ASSURE THAT YOU ARE REPRESENTED. PROXIES ARE REVOCABLE BY HOLDERS AT ANY TIME PRIOR TO BEING VOTED AT THE ANNUAL MEETING, AND STOCKHOLDERS OF RECORD WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON IF THEY NOTIFY US AT THE MEETING.

Additional copies of proxy materials should be requested in writing, addressed to:

Microsemi Corporation, 2381 Morse Avenue, Irvine, California 92614,
Attention: David R. Sonksen, Secretary.

MICROSEMI CORPORATION
2381 Morse Avenue
Irvine, California 92614

PROXY STATEMENT

GENERAL INFORMATION

The accompanying Proxy is solicited by the Board of Directors and Management of Microsemi Corporation (the “Company”) to be used at the Annual Meeting of Stockholders to be held on Tuesday, February 18, 2003, at 10:00 a.m., Pacific Standard Time, at 2830 S. Fairview St., Santa Ana, CA 92704, and at any adjournments or postponements thereof (the “Meeting”). Shares represented by a valid Proxy in the enclosed form (“Proxy”) will be voted as specified if executed and received in time for the Meeting. If a choice is not specified in the Proxy, the Proxy will be voted FOR the election of all of the director nominees listed. The Proxy may be voted in the discretion of the proxy holders on any other business as may properly come before the Meeting.

A stockholder who executes and returns the accompanying Proxy may revoke it at any time prior to its being voted by (a) signing another Proxy bearing a later date, or a written notice of revocation and, in either case, delivering the Proxy or notice to the Secretary of the Company by mail prior to the Meeting or (b) voting in person at the Meeting. Execution of the Proxy will not in any way affect a stockholder’s privilege to attend the Meeting and to vote in person, provided that the stock can only be voted in person when held of record in the stockholder’s name or when the stockholder has been given an appropriate proxy to vote at the Meeting.

The costs of Proxy solicitation will be paid by the Company. It is contemplated that Proxies will be solicited principally through the use of the mail. The Company will reimburse banks, brokerage houses, and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxy material to the beneficial owners of the shares held by them. Proxies may be solicited by directors, officers or other regular employees of the Company in person or by telephone or facsimile as part of their regular duties and without special payment therefore, except reimbursement of incidental costs.

This Notice of Annual Meeting, Proxy Statement and Proxy are first being mailed to stockholders on or about January 20, 2003.

ANNUAL REPORT

The Annual Report to Stockholders and Form 10-K for the fiscal year ended September 29, 2002 accompany this Proxy Statement. Such Reports are not to be regarded as proxy soliciting material and are not incorporated into this Proxy Statement. Such Reports do not incorporate the information of the sections of this Proxy Statement entitled “Report of Compensation Committee” or “Performance Comparison.” THE ANNUAL REPORT TO STOCKHOLDERS AND THE FORM 10-K, INCLUDING ANNUAL FINANCIAL STATEMENTS, CAN BE OBTAINED BY ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING UPON WRITTEN REQUEST. SEND REQUESTS TO MICROSEMI CORPORATION, 2381 MORSE AVENUE, IRVINE, CALIFORNIA 92614, ATTENTION: DAVID R. SONKSEN, SECRETARY.

OUTSTANDING VOTING SECURITIES

The Company’s Common Stock, $.20 par value per share (“Common Stock”), constitutes the only class of outstanding securities of the Company whose holders are entitled to notice of and to vote at the Meeting, including any adjournments or postponements thereof. Each such holder of record is entitled, for all purposes, to one vote for each share so held on each matter submitted to a vote of stockholders. On January 10, 2003 (“Record Date”) the Company had issued and outstanding 28,929,410 shares of Common Stock (exclusive of shares held in the treasury).

VOTING PROCEDURES

A quorum sufficient for the conduct of business at the Meeting will consist of a majority of the outstanding shares of Common Stock at the close of business on the Record Date in accordance with our Certificate of Incorporation, our Bylaws and the Delaware General Corporation Law.

Proxies marked as abstentions and Proxies for shares held in street name designated by brokers as not voted will be treated as shares present for purposes of determining the presence of a quorum at the Meeting.

Proposal 1, the election of directors, will be determined by a plurality vote, i.e., the eight (8) candidates in the election of directors receiving the highest number of affirmative votes will be elected. The stockholders each can cast one (1) vote per share of Common Stock FOR up to eight (8) individuals who are nominated for election. In this election, any votes cast against a candidate or votes withheld, including abstentions and broker non-votes, shall have no legal effect.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth as of December 1, 2002, information concerning ownership of the Company’s Common Stock by each person known by the Company to own beneficially more than 5% of its outstanding Common Stock, each director or executive officer and all officers and directors as a group.

Name of Beneficial Owner (and Address of Each 5% Beneficial Owner) or Number of Persons in Group	Amount and Nature of Beneficial Ownership		Percentage of Class

Kern Capital Management LLC	3,300,000		11.6%
114 W. 47th Street
New York, NY 10036

FMR	2,898,500		10.2%
82 Devonshire Street
Boston, MA 02109

Philip Frey Jr.	1,675,028	(1)	5.8%
2830 S. Fairview Street
Santa Ana, CA 92704

Thomas R. Anderson	30,000	(2)	*

H.K. Desai	32,000	(3)	*

Martin H. Jurick	59,000	(4)	*

Dennis R. Leibel	30,000	(5)	*

Robert B. Phinizy	44,000	(6)	*

Carmelo J. Santoro, Ph.D.	20,000	(7)	*

Nick E. Yocca	50,000	(8)	*

William L. Healey	—

William E. Bendush	—

Harold A. Blomquist	—

James J. Peterson	123,167	(9)	*

David R. Sonksen	105,605	(10)	*

Ralph Brandi	51,865	(11)	*

William Kelly	55,975	(12)	*

James Gentile	18,525	(13)	*

All officers and Directors as a group (28 persons)	2,774,890	(14)	9.3%

* Indicates less than 1%

(1)	Includes 208,750 shares under an option exercisable as of the date of this information or within 60 days thereafter.

(2)	Includes 30,000 shares under an option exercisable as of the date of this information or within 60 days thereafter.

(3)	Includes 32,000 shares under an option exercisable as of the date of this information or within 60 days thereafter.

(4)	Includes 44,000 shares under an option exercisable as of the date of this information or within 60 days thereafter.

(5)	Includes 30,000 shares under an option exercisable as of the date of this information or within 60 days thereafter.

(6)	Includes 44,000 shares under an option exercisable as of the date of this information or within 60 days thereafter.

(7)	Includes 20,000 shares under an option exercisable as of the date of this information or within 60 days thereafter.

(8)	Includes 50,000 shares under an option exercisable as of the date of this information or within 60 days thereafter.

(9)	Includes 123,167 shares under an option exercisable as of the date of this information or within 60 days thereafter.

(10)	Includes 104,305 shares under an option exercisable as of the date of this information or within 60 days thereafter.

(11)	Includes 51,275 shares under an option exercisable as of the date of this information or within 60 days thereafter.

(12)	Includes 52,975 shares under an option exercisable as of the date of this information or within 60 days thereafter.

(13)	Includes 15,775 shares under an option exercisable as of the date of this information or within 60 days thereafter.

(14)	Includes 1,176,097 shares under an option exercisable as of the date of this information or within 60 days thereafter.

ELECTION OF DIRECTORS
(Proposal 1)

The Bylaws of the Company allow for a Board of Directors consisting of not less than three (3) and up to thirteen (13) members as fixed by the Board from time to time, and the Board currently has fixed the number of directors at eight (8). Accordingly, eight (8) directors shall be elected at the Meeting, and the eight (8) nominees named below are proposed by our Company’s current Board of Directors and Management. The nominees proposed for election as directors will serve for a term of one year or until their successors are elected and qualified. All nominees have consented to be named and have indicated their intent to serve if elected. While Management has no reason to believe that any proposed nominee will be unable to or will not serve as a director, should any nominee become unable to serve or will not, for good cause, so serve, then the persons named in the enclosed Proxy will have authority to vote for any substitute nominee designated by the Company’s current Board of Directors.

The eight (8) candidates in the election of directors receiving the highest number of affirmative votes will be elected. Votes against a candidate or votes withheld, including abstentions and broker non-votes, have no legal effect on the election; however all such votes count as a part of the quorum. The names and certain information concerning the persons to be nominated as directors by the Board of Directors at the Meeting are set forth below. Your Board of Directors recommends that you vote FOR the election of each of the nominees named below.

DIRECTORS

Name	Position With Company (in Addition to Director) and Principal Occupation during Last Five Years	Age	Director Since

James J. Peterson	President and CEO since December 2000; Vice President and General Manager of the Linfinity Division from 1999 to 2000; President of Linfinity Microelectronics from 1997 to 1999; Vice President of Sales of Linfinity Microelectronics from 1996 to 1997.	47	2000

Martin H. Jurick	Private investor and consultant; Senior Vice President of Corporate Planning and Director of Silicon Systems, Inc. (later of a division of Texas Instruments) from 1978 to 1999; Director of Level One Communications from 1991 to 1999.	65	1995

Nick E. Yocca	Private investor and consultant; founder and partner of the law firm Stradling Yocca Carlson & Rauth, P.C., since 1975.	73	2002

Thomas R. Anderson	A retired executive, consultant and private investor; Vice President and Chief Financial Officer of QLogic Corporation from 1993 to 2002.	58	2002

Dennis R. Leibel	Private investor and consultant; President of Leibel and Associates, Management Consulting since 1997.	58	2002

William E. Bendush	Private investor and consultant; Senior Vice President and Chief Financial Officer of Applied Micro Circuits Corporation since 1999; Senior Vice President and Chief Financial Officer of Silicon Systems, Inc. from 1985 to 1999.	53	Nominee

William L. Healey	Private Investor and consultant; Director of Sypris Solutions, Inc. and Orangewood Children’s Foundation; President and Chief Executive Officer of Cal Quality Electronics, Inc. since 2002; President and Chief Executive Officer of Smart Flex Systems, Inc. from 1989 to 1999.	58	Nominee

Harold A. Blomquist	Private Investor and consultant; Management Consultant for HAB Ventures, Inc. since 2001; President, Chief Executive Officer and Director of ZMD America, Inc. in 2001; Senior Vice President, Business Operations of American Microsystems, Inc. from 1999 to 2001; Director of Interworks Computer Products from 1999 to 2000; Director of Advanced Photonix, Inc. from 1998 to 1999; Director of GA-Tek, holding company to AMI and Gould from 1998 to 2000; Director of AMI from 1996 to 2000.	50	Nominee

EXECUTIVE OFFICERS

Officers are elected on an annual basis by the Board of Directors and serve at the discretion of the Board. Information is provided under the heading “Directors” for Mr. James J. Peterson.

Name	Position with Company and Principal Occupation during Last Five Years	Age	Officer Since

David R. Sonksen	Executive Vice President since 2000; Vice President–Finance, Chief Financial Officer, Treasurer and Secretary since 1986.	57	1986

Ralph Brandi	Executive Vice President, Chief Operating Officer since 2002; Vice President–Operations since 2000; Vice President–Operations of Linfinity Division from 1999 to 2000; Vice President–Operations of Linfinity Microelectronics, Inc. from 1995 to 1999.	58	2000

Harold R. McKeighan	Vice President and General Manager of Microsemi Corporation–Scottsdale since 1985.	60	1985

Lane Jorgensen	Vice President and General Manager of Microsemi Corporation–Santa Ana since 1992.	61	1992

John M. Holtrust	Vice President–Human Resources since 2000; Vice President–Human Resources of Silicon Systems Inc. from 1990 to 2000.	52	2000

James H. Gentile	Vice President–Worldwide Sales since 2001; Vice President, Sales and Marketing of Micro Power Products Division from 1999 to 2001; North America Sales Manager of Mitel Semiconductor, Inc. from 1997 to 1999.	46	2001

John J. Petersen	Vice President–Quality and Business Process Improvement since 2001; Vice President, Quality, Technology Storage Products Group of Texas Instruments, Inc. from 1994 to 2001.	58	2001

Paul R. Bibeau	Vice President–Marketing and Business Development since 2002; Marketing Director, Technology Storage Products Group of Texas Instruments, Inc. from 1992 to 2001.	45	2002

William Jones	Vice President and General Manager of Microsemi Corp.–Integrated Products since 2000, Vice President of Linfinity Division from 1999 to 2000; Vice President of Linfinity Microelectronics, Inc. from 1997 to 1999.	45	2000

INFORMATION REGARDING THE BOARD OF
DIRECTORS AND ITS COMMITTEES

During the 2002 fiscal year, the Board of Directors held a total of eight (8) regularly scheduled or special meetings.

The Audit Committee, which consisted of directors Thomas R. Anderson, Robert B. Phinizy and Dennis R. Leibel during the 2002 fiscal year, reviews matters relating to the Company’s internal and external audits. The Audit Committee held a total of seven (7) meetings in fiscal year 2002 to review the fiscal year 2001 financial statements and audit and to review the plans for the fiscal year 2002 audit. The Company’s Board of Directors has adopted a written charter for the Audit Committee, a copy of which was included as an appendix to the Company’s Proxy Statement filed January 15, 2001. The members of the Audit Committee are independent, as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Audit Committee Report for the 2002 fiscal year is included in this Proxy Statement.

The Compensation Committee, which consisted of directors Martin H. Jurick, H.K. Desai and Dennis R. Leibel during the 2002 fiscal year, considers and approves the grant of stock options, compensation as well as other matters related to compensation for the Company’s key employees. The Compensation Committee held five (5) meetings in fiscal year 2002.

The Compliance Committee, which consisted of directors Dennis R. Leibel, Thomas R. Anderson and Nick E. Yocca during the 2002 fiscal year, is responsible for insuring compliance with all applicable federal and state laws and regulations concerning corporate governance. The Compliance Committee was established in 2002 and held one (1) meeting in fiscal year 2002.

The Nominating Committee, which consisted of directors Nick E. Yocca, Martin H. Jurick and H.K. Desai during the 2002 fiscal year, considered matters related to selection of individuals to be nominated for election to the Board of Directors. The Nominating Committee was established in 2002 and held two (2) meetings in fiscal year 2002.

While serving as a Director or on any committees, no director, except H.K. Desai, attended fewer than 75% of the aggregated number of meetings held in fiscal year 2002 of the Board of Directors and of all such committees.

During fiscal year 2002, directors who were not also officers of the Company each were paid a quarterly retainer fee of $5,000, plus fees of $1,800 for each Board of Directors’ meeting attended. Each committee Chairman and member was paid $1,600 and $1,200, respectively, for each committee meeting attended.

On the last day of each fiscal year, each non employee director receives fully vested 10-year options to purchase 10,000 shares of Common Stock at the market price of the Common Stock on the date of grant.

For the 2002 fiscal year and the period from September 2002 to his retirement in December 2002, Mr. Frey received $60,000 as compensation for his services as Chairman. Mr. Frey will also receive the retirement benefits described below for directors.

Directors who are also officers or employees of the Company or its subsidiaries receive no additional compensation for their services as directors. The independent directors of the Company receive compensation consisting of a $20,000 annual retainer, $1,800 for each Board meeting attended in person and $1,200 for each committee meeting attended in person, except that directors serving as a committee Chair receive $1,600 per committee meeting attended in person and directors receive only 60% of the in-person compensation for meetings attended by telephone. All directors are reimbursed for out-of-pocket and travel expenses. No additional compensation is paid for actions taken by the Board or committees by written consent.

Pursuant to the Company’s 1987 Stock Option Plan, as amended, upon initial appointment or election to the Board of Directors, as the case may be, each independent director receives a stock option to purchase 20,000 shares of the Company’s Common Stock, and on the last day of each fiscal year, each non employee director receives an additional stock option to purchase 10,000 shares of the Company’s Common Stock. Such option grants to directors have an exercise price equal to the fair market value of the Common Stock on the date of grant, are fully vested upon grant, and have a term of up to ten (10) years.

For a period of seven (7) years after retirement from the Board of Directors, each director who served for at least five (5) years is paid fifty percent (50%) of the retainer that they were paid upon retirement, on the condition that the director continues to be available to provide up to twenty-five hours of consulting support annually, and continues to be eligible to exercise stock options that were received by the director prior to retirement.

EXECUTIVE COMPENSATION

The following table sets forth, for the fiscal year ended September 29, 2002, compensation received by Messrs. Peterson, Sonksen, Brandi, Jones and Gentile. The notes to these tables provide additional specific information regarding compensation.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other ($)	Restricted Stock Award(s) ($)	Options (#)	Long-Term Incentive Plan Payouts ($)	All Other Compen- sation ($)

						(2)		(3)
James J. Peterson	2002	459,063	—	(1)	—	36,800	—	10,026
President and Chief Executive Officer	2001	306,568	308,250	(1)	—	140,000	—	6,386
	2000	202,040	138,188	(1)	—	44,400	—	5,158

David R. Sonksen	2002	270,110	—	(1)	—	24,300	—	5,674
Executive Vice President, Chief Financial Officer, Treasurer and Secretary	2001	245,887	132,875	(1)	—	80,000	—	6,004
	2000	208,214	126,260	(1)	—	64,400	—	4,859

Ralph Brandi	2002	235,986	—	(1)	—	93,700	—	3,309
Executive Vice President, Chief Operating Officer	2001	172,578	94,378	(1)	—	36,000	—	3,235
	2000	172,578	81,288	(1)	—	28,400	—	3,574

William Jones	2002	228,873	—	(1)	—	21,700	—	3,405
Vice President, General Manager Microsemi Corp.–Integrated Products	2001	201,596	61,572	(1)	—	36,000	—	3,640
	2000	160,819	81,288	(1)	—	28,400	—	3,277

James Gentile	2002	206,389	—	75,980	—	19,300	—	5,604
Vice President, Worldwide Sales	2001	168,698	56,721	(1)	—	16,000	—	4,902
	2000	117,157	—	(1)	—	24,000	—	—

(1)
The Company has concluded that the aggregate amount of perquisites and other personal benefits paid in such period did not exceed the lesser of 10% of such officer’s total annual salary and bonus for each respective period or $50,000. Such perquisites have not been included in the table.

(2)	The number of options granted have been adjusted to reflect a 2-for-1 stock split which became effective as of August 28, 2001.

(3)	Represents amounts contributed by the Company in the period under the Company’s 401(k) plan under which the Company matches an employee’s contributions of up to 3% of such employee’s annual salary.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

Name	Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Price ($/Share)	Exercise Expiration Date	Grant Date Present Value ($)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(1)
						5%($)	10%($)
James J. Peterson	25,000	1.70%	30.94	12/20/11	773,500	486,450	1,232,760
James J. Peterson	11,800	0.80%	17.24	03/15/12	203,432	127,937	324,218
David R. Sonksen	16,500	1.12%	30.94	12/20/11	510,510	321,057	813,621
David R. Sonksen	7,800	0.53%	17.24	03/15/12	134,472	84,569	214,314
Ralph Brandi	16,100	1.09%	30.94	12/20/11	498,134	313,274	793,897
Ralph Brandi	7,600	0.52%	17.24	03/15/12	131,024	82,400	208,819
Ralph Brandi	70,000	4.75%	5.75	07/30/12	402,500	253,130	641,481
William Jones	14,700	1.00%	30.94	12/20/11	454,818	286,033	724,863
William Jones	7,000	0.48%	17.24	03/15/12	120,680	75,895	192,333
James Gentile	13,100	0.89%	30.94	12/20/11	405,314	254,900	645,966
James Gentile	6,200	0.42%	17.24	03/15/12	106,888	67,221	170,352

(1)
The Potential Realizable Value is calculated based on the fair market value of the Common Stock on the date of grant, which is equal to the exercise price of options granted in fiscal 2002, assuming that the stock appreciates in value from the date of grant until the end of the option term at the specified annual rates (5% and 10%). Potential Realizable Value is net of the option exercise price. The assumed rates of appreciation are specified in rules of the SEC, and do not represent the Company’s estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the option holders’ continued employment through the exercise/vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James J. Peterson	6,388	175,191	123,162	141,650	134,728	115,113
David R. Sonksen	19,520	591,832	104,305	86,275	125,933	20,588
Ralph Brandi	8,050	180,043	51,275	128,775	101,776	450,773
William Jones	4,000	127,276	52,975	57,125	84,322	48,273
James Gentile	7,750	168,919	15,775	41,525	9,063	9,063

EXECUTIVE COMPENSATION AGREEMENTS

In fiscal year 1993, the Company adopted a Supplemental Employee Retirement Plan (“SERP”), in which the only participants are eight (8) then long-standing employees or former employees. Benefits under the SERP will be provided solely from the general assets of the Company. The SERP agreements provide annual payments for 10 years following the participant’s retirement (age 66 or later) or death while employed. The annual rate of payment range from 20% to 30% of the participant’s final or designated year’s salary. The retirement benefit to Mr. Frey, the former CEO, under the SERP began to be payable on December 18, 2000. The annual amount due to Mr. Frey under the SERP was approximately $117,000. On June 28, 2002, the Company paid Mr. Frey $728,119, pursuant to an agreement to discharge and extinguish fully the Company’s then remaining obligations to Mr. Frey under the SERP.

Mr. Frey retired as a full-time employee in December 2000. At such time, the Company and Mr. Frey entered into an agreement as of December 18, 2000 in the form of a letter with the subject of “Transition and Consulting”. The agreement had two general subjects. First, Mr. Frey agreed to serve as a consultant to the Company until December 17, 2001. The Company agreed to pay Mr. Frey $25,000 per month for the minimum 12 months term and any extensions, $1,000 per month as a car allowance, an estimated $1,000 per month in premiums for continuing medical, dental and life insurance coverage, and a $34,000 annual premium for Mr. Frey’s existing life insurance policy for 12 months. Over the minimum 12-month period the aggregate of these payments was approximately $358,000. The compensation continued through the minimum 12-month period, and the consulting agreement was not extended by mutual agreement. The termination of the consulting period did not have any effect on the other matters dealt with in the agreement, which are described hereafter. The second general subject of the agreement was Mr. Frey’s retirement from the Company on December 18, 2000. Upon that retirement date, Mr. Frey received a payout of all his accrued vacation along with his Executive Performance Bonus (“EPB”) for fiscal year 2000 in the amount of $310,818. The benefits owed by the Company under the SERP described above were not affected by this agreement. The Company also agreed, in recognition of Mr. Frey’s long service and significant contributions as Chairman, President and CEO, to pay the lifetime benefit of a Medicare Supplemental Insurance policy, effective January 1, 2002. The estimated cost thereof initially is $3,000 per year. Mr. Frey was also given options for 20,000 shares of the Company’s stock upon retirement and received options for 10,000 shares annually as long as he served as Chairman of the Board. The agreement provides options granted to Mr. Frey through December 2000 would continue to vest until the earlier to occur of Mr. Frey’s death or the latest expiration date of the option; and therefore retirement from active service will not result in Mr. Frey’s options held as of December 2000 ceasing thereafter to continue to vest. In addition, Mr. Frey is to receive the Company’s indemnification, and the Company has agreed to forebear from amending its certificate of incorporation or bylaws for a period of ten years if the effect would be to limit or reduce the Company’s legal ability or obligation to indemnify

Mr. Frey from claims arising from his status or conduct as a director, officer or employee. This agreement states that Mr. Frey will not participate in any benefit plans of Microsemi or subsidiaries, except to the extent described above. This agreement expressly terminates all prior agreement between the Company and Mr. Frey relating to employment or retirement benefits, with the express exception of the Supplemental Executive Retirement Plan, and expressly terminates the change of control agreement between the Company and Mr. Frey that had been entered into in 1997.

Mr. Frey retired from the Board of Directors in December 2002. Upon that event he became eligible for benefits as described under the heading “INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES”.

The Company has entered into agreements with Messrs. Peterson and Sonksen intended to assure their unbiased counsel and continued dedication in the event of an unsolicited tender offer or other occurrence that may result in a change of control. Each agreement will continue in effect until two (2) years after the Company notifies the executive of an intention to terminate that agreement. The terms of each agreement provide that, in the event of a change of control, as defined therein, and the subsequent termination of the executive’s employment at any time during the term of such agreement, the executive will be paid amounts equal to a multiplier (the “Multiplier”) times the sum of his annual salary rate in effect prior to termination of employment and his highest annual bonus paid during the prior 3-year period. The Multiplier is a number equal to the sum of three plus the number of years of service of the executive, all divided by twelve; provided, however, in the event of involuntary termination by the Company or termination by the executive for “Good Reason”, the Multiplier will be equal to two (2). Provided, further, that in all other events the Multiplier shall be at least one (1) and not more than one and one-half (1½). Presently Mr. Peterson has 4 years of service and Mr. Sonksen has 16 years of service. Additionally: (i) all options that the executive has received under any option plans will remain exercisable for a number of years equal to the Multiplier; (ii) medical, dental, vision and life insurance premiums will continue to be paid by the Company for a number of years equal to the Multiplier; (iii) his automobile allowance continues, subject to earlier termination if the executive becomes a full time employee elsewhere, up to a number of years equal to the Multiplier; and (iv) he will receive all other benefits then accrued at the time of a termination under the Company’s compensation plans. Upon an involuntary termination or a termination for “Good Reason,” in either case only following a change of control, all of the executive’s unvested stock options, or similar equity incentives, vest and become exercisable. Also, to the extent that payments to the executive pursuant to his agreement (together with any other payments or benefits) would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code (“Code”), the agreement provides for the payment of an additional amount such that the executive would receive, net of excise taxes, the amount he would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code. Mr. Sonksen’s current agreement restates and supersedes the similar agreement entered into in 1997.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market (“NASDAQ”). Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms concurrently when they file them with the SEC and NASDAQ.

To the Company’s knowledge, based solely on its review of the copies of Section 16(a) forms furnished to the Company and any written representations that no Form 5 reports were required, none of the Company’s officers, directors or greater than ten-percent beneficial owners known to the Company failed to file in a timely manner Section 16(a) reports during or with respect to fiscal year 2002, except with respect to the following:

	Form 4 Number of Reports
Name	Not Timely Filed	Not Filed
Thomas Kachel	1	—

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee during the 2002 fiscal year was an officer or employee of the Company or any of its subsidiaries or was formerly an officer of the Company or any of its subsidiaries. No member of the Compensation Committee had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K. Additionally, no member of the compensation committee had a relationship that requires disclosure under Item 402(j)(3) of Regulation S-K.

COMPENSATION COMMITTEE REPORT FOR FISCAL YEAR 2002 OF
MICROSEMI CORPORATION

The compensation programs for executive management and certain other key employees are reviewed each year by the Compensation Committee. The committee considers the potential impact of each operating unit as well as the effect on corporate wide growth, profit, market position and goals set for that year, as well as changes in corporate market focus and strategic goals for the next fiscal year. The committee reviews with the management of the Company the business plans for the new fiscal year relative to the prior year. The compensation programs establish the rewards to be received by each key executive relative to their contributions to net earnings from both their direct operating responsibility and the overall profits of the corporation. The committee also decides which operating units will be included in this measured program. Certain special profit centers are removed from the measured plan where the strategic goal assignments are not effectively measured quantitatively. These special profit centers are placed into a second award pool from which bonus payments are allocated based on the achievement of key subjective goals set by the corporate management. The Compensation Committee reviews these yearly with the corporate management and monitors the allocation process.

In addition, each operating unit key executive is responsible for meeting other strategic goals mutually agreed to between that key executive and the CEO. The goals typically are strategic opportunities and challenges available to the Company in a changing market in a competitive environment. In every reward review, the key executive is evaluated on: corporate earnings, divisional earnings, and subjective analysis on the goals achieved or progress achieved.

Executive Compensation Philosophy

The primary thrust of the compensation programs in the Company continues to follow the belief that compensation must reflect the value created for the stockholders—both immediate and long term and consequently, the compensation programs reflect the following specific thesis:

•	Rewards are tailored to fit the unique opportunities available to each business unit as well as the contributions each business unit makes to the corporate earnings and growth. The program utilizes short-term achievement awards and long-term incentives; normally stock options granted each year. The stock option grants are reviewed by the Compensation Committee, which manages the program. Grants can be in either or both qualified and non-qualified stock options. The executives and key employees with the potential to impact the future growth and profitability of the Company are granted new options each year. Options typically have a 5-year vesting schedule and provide incentives for executives to increase the value of the Company over the long term.

Salary reviews for the top executives are conducted each year. The committee utilizes data from established salary surveys together with guidelines from an outside consultant study to guide the Company in setting salary levels. The Company has followed the consultant’s study results, which yielded industry comparatives, for overall increases in pay and benefits. Only minor adjustments have been required.

The Executive Compensation components are:

•
Base Salary:    Salaries are set at levels approximating the fiftieth percentile for similar marketplace orientations. Factors considered for salary increases, although subjectively and informally applied, are actual achievement, level of market opportunity, management skill in achieving goals and contributions to the overall corporate success. In fiscal 2002, the increases for key executives based on these factors ranged from 0% to 36% of base salary.

•
The Cash Bonus Program:    The Plan provides cash awards to executives as a means of achieving superior corporate results with slightly lower overall executive compensation as compared to similar companies. These programs are formalized and consistently administered throughout the Company. The bonus award can range from 0% to 150% of an executive’s annual salary. The bonus award components are based on overall corporate profit performance, direct profit results controlled by the executive and on subjective goals. A mid-year assessment of the fiscal year 2002 goals that were set for the Company’s key executives were generally below the expected nominal performance level, primarily due to adverse economic and market conditions. And based upon this, cash bonuses for fiscal year 2002 were eliminated. Instead, options were issued on a formula basis to executives participating in the bonus program.

•
Stock Options:    Based on the current stock option plan as approved by the stockholders, up to 4% of the current outstanding shares of Common Stock are available annually for award to new and existing key employees and executives. Under this program, key executives are allocated portions of the total annual award based upon the recipient’s responsibility level and other subjective measures. In November 2002, the Company implemented an option exchange program whereby eligible employees could exchange existing options with an exercise price equal to or greater than $14 per share for replacement options to purchase shares of Common Stock. Certain corporate officers and all Directors of the Company were ineligible to participate in the option exchange program. Eligible employees participating in the exchange were deemed ineligible for grants under the fiscal year 2002 option grant. The offer to participate in the option exchange program expired in December 2002.

Compensation of the Chief Executive Officer in Fiscal Year 2002:

Compensation of the chief executive officer is determined in a manner similar to that for all other executive officers; however, the chief executive officer’s strategic goals are mutually agreed to between the chief executive officer and the Board of Directors. The Compensation Committee believes, based on its review of publicly available information concerning companies in its industry, that its chief executive officer compensation is within the range of compensation packages provided to executives of similar rank and responsibility in comparable companies.

In September 2001, Mr. Peterson’s salary was increased from $300,000 to $450,000 and therefore he received no salary increase in fiscal 2002. For fiscal 2002 Mr. Peterson received no cash bonus as a result of the mid-year assessment of fiscal year 2002 goals, which eliminated cash bonuses for fiscal year 2002. As a result of the elimination of cash bonuses for 2002, Mr. Peterson received an option for 11,800 shares of stock at an exercise price of $17.24 per share.

The long-term portion of Mr. Peterson’s compensation is based primarily on stock options. As a corporate officer, Mr. Peterson was not eligible for the option exchange program. He remained eligible for the Fiscal Year 2002 Incentive Option Plan.

Note on Stock Options:    The exercise price of each stock option mentioned in this Compensation Committee Report is equal to 100% of the fair market value of the Common Stock as of the date when the option was granted.

The Compensation Committee has reviewed the performance of the Company and its executives for fiscal year 2002.

THE COMPENSATION COMMITTEE

Dennis R. Leibel	H.K. Desai	Martin H. Jurick

PERFORMANCE GRAPH

The following graph compares the five-year cumulative total return on the Company’s Common Stock to the total returns of 1) NASDAQ Stock Market and 2) NASDAQ Stock Market–Electronics & Electrical Equipment & Components Index, excluding Computer Equipment. This comparison assumes in each case that $100 was invested on or about September 30, 1997 and all dividends were reinvested. The Company’s fiscal year ends on or about September 30 each year.

COMPARISON OF 5 YEARS’ CUMULATIVE TOTAL RETURN *
Among Microsemi Corporation, the NASDAQ stock market (US) index and the NASDAQ Electronic Components Index

* $100 invested on September 26, 1997 in stock or index, including reinvestment of dividends

	Cumulative Total Return
	9/26/97	9/25/98	10/1/99	10/1/00	9/30/01	9/29/02

MICROSEMI CORPORATION	100.00	43.12	43.12	221.01	302.03	69.33
NASDAQ STOCK MARKET (U.S.)	100.00	104.65	165.48	220.50	90.12	72.67
NASDAQ ELECTRONIC COMPONENTS	100.00	82.07	162.46	282.99	79.76	55.93

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by SAS 61. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 and has discussed with the independent accountants the independent accountants’ independence. Based on the review and discussions of the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the 2002 fiscal year for filing with the Securities and Exchange Commission.

Thomas R. Anderson	Robert B. Phinizy	Dennis R. Leibel

The foregoing Compensation Committee Report, Performance Graph and Audit Committee Report are not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or to the liabilities of Section 18 of the Securities Exchange Act. They are not deemed to be incorporated by reference into any document that the Company may file at any time with the Securities and Exchange Commission, unless in a particular instance it is therein expressly and specifically incorporated by reference by the Company.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be considered at the 2004 Annual Meeting of Stockholders must be received by the Company no later than September 26, 2003. Such proposals may be included in next year’s Proxy Statement if they furthermore comply with certain rules and regulations promulgated by the Securities and Exchange Commission. Subject to the immediately preceding sentence, matters will not be acted upon at the meeting unless the proposal is made timely and in appropriate form in accordance with our then applicable Bylaws and resolutions of our Board.

INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP, independent accountants for the Company for the fiscal year ended September 29, 2002, has been selected by the Board of Directors to serve in the same capacity for the current fiscal year.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting with the opportunity to make a statement if he or she so desires and to be available to respond to appropriate questions.

AUDIT FEES

PricewaterhouseCoopers LLP billed the Company $541,500 for professional services rendered for the audit of the annual financial statements for fiscal year 2002 and the reviews of the financial statements included in Forms 10-Q for that fiscal year.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

PricewaterhouseCoopers LLP did not bill the Company for any professional services rendered for operating or designing information systems (on the terms and subject to the exceptions as described in Rule 2-01(c)(4)(ii) of Regulation S-X) for fiscal year 2002.

ALL OTHER FEES

PricewaterhouseCoopers LLP billed the Company $636,000 for services rendered that are not described above. Such amounts were comprised of $617,000 for income tax compliance and related tax services and $19,000 for the audit of the Company’s employee benefit plan. The Audit Committee considered whether the provision of the services included in this category is compatible with maintaining PricewaterhouseCoopers’ independence.

OTHER MATTERS

The Board of Directors is not aware of any matter which will be presented for action at the Meeting other than the matters set forth herein; but should any other matter requiring a vote of the stockholders arise, it is intended that the enclosed Proxy shall include discretionary authority to vote on such other matters in accordance with the interests of the Company, in the best judgment of the person or persons voting the Proxies or consistent with any instructions given to such persons by the Board of Directors. In addition, the enclosed Proxy is intended to include discretionary authority to vote for any person’s election to a position for which a bona fide nominee is named herein if such nominee named herein is unable to serve or for good cause will not serve, approval of minutes of the prior meeting without ratifying the actions taken at such meeting and the disposition of any matters incident to the conduct of the Meeting, including any adjournments or postponements.

All stockholders are urged to complete, sign, date and promptly return the enclosed Proxy.

By Order of the Board of Directors,

David R. Sonksen
Secretary

Irvine, California
January 17, 2003

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MICROSEMI CORPORATION
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 18, 2003

The undersigned stockholder of MICROSEMI CORPORATION hereby appoints James J. Peterson and David R. Sonksen, or either of them, the attorneys and proxies, with full power of substitution, to vote for the undersigned all shares of Common Stock, par value $0.20 per share, of MICROSEMI CORPORATION, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on February 18, 2003 at 10:00 A.M. (California time), and at any adjournments or postponements thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournments or postponements thereof. The undersigned acknowledges receipt of this proxy and a copy of the Notice of Annual Meeting and Proxy Statement dated January 20, 2003. This proxy, when properly executed and dated, will be voted in the manner directed on this card upon the following matters. Please mark, sign, date and return this proxy card promptly.

1.  ELECTION OF DIRECTORS

☐	FOR all nominees (except as indicated to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below.)

James J. Peterson	Martin H. Jurick	Nick E. Yocca	Thomas R. Anderson
Dennis R. Leibel	William E. Bendush	William L. Healey	Harold A. Blomquist

(continued and to be signed on the reverse side)

Pursuant to the Proxy Statement, said proxies are directed to vote or to refrain from voting, in their sole discretion, upon any other matters that come before the meeting.

IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR EVERY PROPOSAL HEREON.

Signature of Stockholder

Dated                                                                                   , 2003

Signature of Stockholder

Dated                                                                                   , 2003

IMPORTANT: Please date this proxy and sign exactly as your name or names appear(s) on your stock certificate. All joint owners should sign. Executors, administrators, trustees, guardians and others holding stock in a representative capacity, should sign and also give their title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in full partnership name by an authorized person.